Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date: May 23, 2016

For Immediate Release

Kathy J. Bobbs	Chris P. Rader	Donald W. Washington

HOME BANCORP APPOINTS THREE TO BOARD OF DIRECTORS

Lafayette, La. – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), and Home Bank, N.A. (the “Bank”), the Company’s wholly owned subsidiary, (www.home24bank.com), announced that its Board of Directors appointed three new board members effective June 1, 2016. Joining the Board of Directors are Kathy J. Bobbs, Chris P. Rader and Donald W. Washington.

“We are thrilled to have three exceptional leaders join our Board of Directors,” stated Michael P. Maraist, Chairman of the Board. “Each brings to us a unique set of experiences and knowledge to help us continue to broaden our success.”

“Kathy, Chris and Don have earned their impeccable reputations by leading successful businesses and high-performing teams,” added John Bordelon, President and CEO of Home Bank. “They join a Board that is fully committed to serving our customers and employees exceptionally well, and to producing superior results for our shareholders.”

Kathy J. Bobbs serves as President and Chief Executive Officer for The Regional Health System of Acadiana, including Women’s & Children’s Hospital and Lafayette Surgicare. Bobbs is an active member in the healthcare industry, serving as a delegate to the American Hospital Association. She is also a board member for the Louisiana Hospital Association, and served as the past chair in 2013. She is a Fellow of the American College of Healthcare Executives (FACHE) and has served on the Governor’s Workforce Investment Council representing healthcare for the State of Louisiana since 2008. In addition, she serves on the board of One Acadiana and served as a United Way of Acadiana board member from 2003 to 2011 and was past chair in 2007. She is a 2011 graduate of Leadership Louisiana. Bobbs has bachelor’s degrees in Nursing and Psychology, and a master’s degree in Health Services Administration from the University of Arkansas.

Chris P. Rader is Chief Executive Officer of Rader Solutions, an information technology company focusing on IT security, service and solutions for customers across the United States. Rader serves on the Board of Trustees for Spring Hill College, and serves on the Board of Directors for several organizations including The Lester Group, Lafayette Community Health Care Clinic, Louisiana Innovation Council and the Petroleum Club. He recently completed serving as Chairman of the Board for Schools of the Sacred Heart in Grand Coteau. He is a 2012 graduate of Leadership Louisiana. Rader has a bachelor’s degree in Computer Information Systems from Spring Hill College and an Executive MBA from Vanderbilt University.

Donald W. Washington is a partner in the law firm of Jones Walker LLP. His practice encompasses complex civil and criminal litigation and the representation of corporations and individuals in internal and government investigations. Washington currently serves on the boards of the Innocence Project of New Orleans, Public Affairs Research Council of Louisiana, University of Louisiana Foundation, Community Foundation of Acadiana, Pines to the Gulf Girl Scout Council, and Goodwill Industries of Acadiana. Washington received his juris doctor degree from South Texas College of Law, and his bachelor’s degree in Mechanical Engineering from the United States Military Academy at West Point.

About Home Bank

Home Bank, founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish.

With 30 locations across South Louisiana and Western Mississippi, Home Bank is committed to serving the needs of its communities. Personal banking has always been Home Bank’s trademark and that tradition continues as we grow, invest and serve our clients and community. For more information about Home Bank, visit www.home24bank.com.